Exhibit 5.1

CONYERS DILL & PEARMAN
29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268
conyers.com

28 October 2024

Matter No. 1002669 / 110365305

852 2842 9530

Richard.Hall@conyers.com

BloomZ Inc.

Cricket Square, Hutchins Drive

PO Box 2681

Grand Cayman, KY1-1111

Cayman Islands

Dear Sir/Madam,

Re: BloomZ Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) and the prospectus forming a part of the Registration Statement (the “Prospectus”) through which the persons set out in the Schedule (the “Selling Shareholders”) may offer and sell up to 4,100,000 ordinary shares of par value US$0.00000002 each in the capital of the Company (the “Ordinary Shares”), comprising of (i) an aggregate of up to 40,500,000 Ordinary Shares issuable by the Company to White Lion Capital, LLC (the “Investor Shares”) and (ii) an aggregate of 500,000 Ordinary Shares to be issued by the Company to Network 1 Financial Securities, Inc. (“Network 1”) and Network 1’s employees, Adam Pasholk, Katrina Golden and Damon Testaverde (together with the Investor Shares, the “Sale Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement.

We have also reviewed copies of:

1.1.	the amended and restated memorandum of association of the Company adopted on 11 December 2023 and the amended and restated articles of association of the Company adopted on 11 December 2023 and effective on 1 July 2024 (the “M&A”);

1.2.	unanimous written resolutions of the directors of the Company dated 1 October 2024, 25 October 2024 and 28 October 2024 (the “Resolutions”);

1.3.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 25 October 2024 (the “Certificate Date”);

1.4.	the register of members of the Company certified by a director of the Company on 28 October 2024; and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

2.5.	that the M&A will remain in full force and effect and will not be amended in any manner that would affect the opinions expressed herein;

2.6.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.7.	that upon the issue of any Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.8.	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Ordinary Shares, and the due execution and delivery thereof by each party thereto;

2.9.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with, and be declared effective by, the Commission; and

2.10.	that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion;

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2.11.	the Company has not taken any action to appoint a restructuring officer; and

2.12.	the Company has or will have sufficient authorised but unissued Ordinary Shares to facilitate the issue of Ordinary Shares as contemplated by the Resolutions and the Registration Statement.

3.	QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	When issued and paid for as contemplated by the Resolutions and the Registration Statement and registered in the register of members of the Company, the Sale Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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Schedule

Name of Selling Shareholder	Number of Sale Shares
White Lion Capital LLC	40,500,000
Network 1 Financial Securities, Inc.	100,000
Adam Pasholk	315,000
Katrina Golden	35,000
Damon Testaverde	50,000

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